UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010

The Knot, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28271	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

462 Broadway, 6th Floor, New York, New York	10013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

_____________________ (Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information contained in Item 5.02 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2010, Lisa Gersh resigned from the company’s board of directors.  Her resignation was not because of a disagreement with the company.

In accordance with the Listing Rules of The Nasdaq Stock Market, the company notified Nasdaq on June 30, 2010 that it is no longer in compliance with the portion of Listing Rule 5605(c)(2)(A) that requires the company to have an audit committee comprised of at least three members, due to one vacancy on the audit committee caused by Ms. Gersh’s resignation.  In addition, the company notified Nasdaq that it intends to rely on the cure period provided by Listing Rule 5605(c)(4)(B) to regain full compliance with Listing Rule 5605(c)(2)(A). The cure period runs through the earlier of (1) the company’s next annual meeting of stockholders, and (2) one year from the occurrence of the event that caused the failure to comply with the requirement of Listing Rule 5605(c)(2)(A), and in any event until at least 180 days from the date of the resignation.  On July 2, 2010, the company received a letter from Nasdaq that confirmed, as result of Ms. Gersh’s resignation, that the company was not in compliance with Nasdaq’s continued listing requirement related to audit committee composition. In addition, Nasdaq informed the company that it would provide a cure period for the company to regain compliance with the audit committee requirement, until the company’s next annual meeting of stockholders or June 29, 2011, whichever comes first, or if the next annual meeting is held before December 27, 2010, by December 27, 2010. The company intends to regain compliance with the Nasdaq continued listing requirement before the expiration of the cure period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KNOT, INC. (Registrant)

Date: July 2, 2010	By:	/s/ JEREMY LECHTZIN
Jeremy Lechtzin
Senior Vice President, General Counsel and Secretary